UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2009

SINOBIOMED INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	333-128399 (Commission File Number)	20-1945139 (IRS Employer Identification No.)

Room 4304, 43/F China Resources Building 26 Harbour Road, Wan Chai Hong Kong (Address of principal executive offices)	HKSAR (Zip Code)

Registrant's telephone number, including area code 011-852-2511-0238

Lane 4705, No. 58, North Yang Gao Rd. Pudong New Area Shanghai, China (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 3.01  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On May 20, 2009, our securities were dropped from the OTCBB to the Pink Sheets as a result of us not filing our Form 10-K within the 30 day grace period after the extended deadline for the filing of the Form 10-K.

ITEM 8.01  OTHER INFORMATION

We would like to summarize our loss of value and subsequent desire to abandon our majority owned subsidiary, Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd. and its subsidiary company, Shanghai Wanxing Bio-Science Cosmetic Co., Ltd. (collectively referred to as the “Wanxing group”).

We beneficially own 100% of Wanxin Bio-Technology Limited which in turn owns 100% of Manhing Enterprises Limited, which owns 82% of Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd., and which owns 50.33% of Shanghai Wanxing Bio-Science Cosmetic Co., Ltd.

Loss of control of Wanxing group operations

The actual management and operational control of the Wanxing group, situated in Shanghai, is under the exclusive direction and control of Mr. Banjun Yang, who, as of today, remains the ‘Chinese legal representative’ of record.  In China, the management & control of a company is under the sole responsibility of its legal representative, which is also usually its General Manager. Mr. Yang was the Chairman of the board and Chief Executive Officer of Sinobiomed from January 12, 2007 until his resignation from those offices on February 10, 2009.  Prior to his resignation, significant disagreements at the Board level resulted in the majority of the Board of Directors losing confidence in Mr. Yang’s willingness to act in the best interests of Sinobiomed.  Mr. Yang is the sole director of Manhing Enterprises Limited.  In order to remove Mr. Yang as legal representative of the Wanxing group, we would need to first replace him as director of Manhing Enterprises Limited.  Manhing would then have to apply to the Chinese government to appoint a new legal representative.  This process would add additional costs and time, and upon replacement we would still have to deal with uncooperative staff or no staff at all due to Wanxing group’s inability to pay its staff; and therefore, the ability of Sinobiomed to obtain appropriate information from the operations of the Wanxing group would be extremely difficult if not impossible.

With majority equity voting control of the Wanxing group resting in us, it would seem reasonable to assume that we, as 82% voting interest owner, would be able to exercise control.  In reality, following the filing of the September 30, 2008 financial quarter results, we have found it impossible to obtain any meaningful financial, operational or technical information from the Wanxing group.  Almost all of our inquiries to Wanxing group staff were simply noted and passed to the Wanxing group legal representative, Mr. Yang, for his prior approval. Mr. Yang has become increasingly uncooperative with the management of Sinobiomed over the intervening period and has resisted our efforts to obtain information, resulting in significant delays and incomplete answers.  What we have encountered is that the employees and staff of the Wanxing group show extreme loyalty to Mr. Yang and have been uncooperative to any of our requests from our current management. This has established a significant hurdle that our management believes will be extremely difficult if not impossible to overcome because even if we eventually changed the ‘Chinese legal representative’ of the Wanxing group, the employees would still remain loyal to Mr. Yang and not assist the new ‘Chinese legal representative’.  There has not been sufficient funding nor manpower to replace the legal representative and replace staff in Shanghai.

We note that representatives of CITIC Guoan Beijing Electric Company, the 18% minority shareholder of Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd., have in the last quarter of 2008 attempted to become actively involved in the management of the Wanxing group.  However, they have not been able to effectively assist in any extent on providing the requisite information necessary for the satisfactory conclusion of the audit for December 31, 2008 for the 10-K filing.

Loss in value of Wanxing group

The employees of the Wanxing group have not been paid since late 2008, and technically this is due to several factors: (1) our investors who know the Wanxing group and Banjun Yang have not been willing to invest in us as long as Mr. Yang remains the Chinese legal representative of the Wanxing group and the staff remain loyal to Mr. Yang; and (2) any funding that has come in, has been tightly monitored or not been sent to the Wanxing group as there is a high risk of such funds being used for non-core activities.

With non-payment of salaries at the Wanxing group, there has been significant employee attrition as well as total lack of cooperation from remaining staff when we have attempted to gather information for the purpose of preparing the financial information and audit.

We believe the Wanxing group currently has around approximately US$10,000,000 in debt and its current operations are unable to service such debt or operational expenses.  The debt is overdue and the PRC banks are legally able to foreclose on the land, plant and equipment which collateralizes such debt.

Uncertain product and clinical trial documentation

There have been several inquiries of interest from larger, better capitalized pharmaceutical companies, to partner with Wanxing group in bringing products through clinical trials and subsequently, to market in both China and other countries. Following deeper due diligence, our management and the pharmaceutical companies have discovered that little if any, market studies have been performed to ascertain potential market size and ability to capture meaningful market share.

Further, the Wanxing group product documentation from clinical trials is predominantly in Chinese, making it difficult to transcribe into foreign markets due to the voluminous data without incurring significant undue costs and without the cooperation of Wanxing group management and appropriate staff members this task would be futile.

Further investment in clinical trials is outweighed by the risk and timing of commercial application

Most of the Wanxing group products are still a minimum of two to three years to commercial application and still require millions of dollars in development expense to reach State Food & Drug Administration approval in the PRC (“PRC State FDA”).  In our existing current financial position, there are insufficient financial resources to pursue this given that there is no continuity of scientific staff remaining at Wanxing group.  In this current situation, we believe the Wanxing group’s product pipeline offers insufficient value without incurring a significantly undue expense in development which in the end may not be finally approved by the PRC State FDA.

Shanghai Wanxing Bio-Science Cosmetic Co., Ltd., which represents the majority of the sales volume of the Wanxing Group, is only 50.33% owned by Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd. and the sales volume has leveled off as of the past several quarters because increased costs and competition has eroded market share.  In order to effectively grow the business, more funding is needed to increase sales and marketing efforts and given the employee attrition at the Wanxing group, morale has fallen off significantly as well.

Sale of Shanghai Wanxing Bio-Science Cosmetic Co., Ltd.

We believe that our only recourse is to attempt a sale of Shanghai Wanxing Bio-Science Cosmetic Co., Ltd.  Only 50.33% is owned by Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd., with the balance owned by Shanghai Haijiu Industrial Development Co., Ltd as to 39.67% and Shanghai Shenglong Co., Ltd. as to 10%, both of whom have expressed their unwillingness to part with their respective interests. This presents further complications as any sale would require a buyer who is looking for only slightly over a 50% interest, which is not that appealing.  In addition, we would incur increased costs and undue delay in proceeding with the change of the ‘Chinese legal representative’ of Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd., as such person would need to execute any transfer documentation with governmental authorities.  Furthermore, as the accumulated debt exceeds the assets of Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd. by a large margin, any profit from the sale of the cosmetic company would simply go toward payment of debt of the Wanxing group, with no remaining proceeds to be realized by Sinobiomed.  We believe that after the proceeds of any possible sale of the cosmetic company would be realized, Shanghai Wanxing Bio-Pharmaceuticals Co., Ltd. would still be insolvent and unable to maintain itself as a going concern.

Conclusion

Based on the background of facts as previously outlined and summarized as follows:

•	Loss of control of Wanxing operations;
•	Loss in value of Wanxing group;
•	Uncertain product and clinical trial documentation; and
•	Further investment in clinical trials is outweighed by the risk and timing of commercial application;

we believe that the Wanxing group will be unable to return to profitability in the foreseeable future, and therefore, should be wound up or offered for sale to its minority shareholder.

In summary, as the current debt level of the Wanxing group outweighs the asset value and the lack of adequate funding and significant uncertainty in bringing the Wanxing products to commercial sale, our management has little option but to elect to abandon the Wanxing group asset and pursue an alternative strategy of possibly acquiring or merging in a profitable and cash flow positive business in order to avoid any further decrease of shareholder value.

Based on the above, our board of directors on June 5, 2009 has decided to abandon the Wanxing group asset.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2009

SINOBIOMED INC.

By:	/s/ Chris Metcalf
Name:	Chris Metcalf
Title:	Director